Exhibit 99.1

           Serologicals Reports First Quarter 2003 Results;
      Chemicon International Acquisition Completed April 7, 2003

    ATLANTA--(BUSINESS WIRE)--April 24, 2003--Serologicals Corporation (Nasdaq/NM: SERO) today reported results for the first quarter ended March 30, 2003.
    Net sales for the first quarter of 2003 totaled $30.2 million compared to $31.5 million in the first quarter of 2002. Net income for the first quarter of 2003 was $2.0 million or $0.08 per diluted share, compared to $2.7 million or $0.11 per diluted share in the prior year. The first quarter of 2003 includes non-recurring pre-tax special charges of $1.3 million, or $0.04 per diluted share for costs related to the previously announced closure of three donor centers and the write-off of previously capitalized costs related to the Company's $65 million revolving credit facility. This facility was replaced with a new $117.5 million facility in connection with the Company's acquisition of Chemicon International, which was completed on April 7, 2003.
    "We are pleased with our overall operating results and the ongoing successful progress of the transformation of our Company," said David
A. Dodd, president and chief executive officer. "There were several significant accomplishments during the first quarter. Our new Toronto facility achieved operational status and began shipping product in January and demand remains strong for the balance of the year. We commenced construction of our new manufacturing facility in Lawrence, Kansas, and all construction activities are on schedule and within budget. Also, we completed the Chemicon acquisition on April 7, 2003. Although not included in our results for the first quarter, Chemicon achieved record sales of $11.3 million in the first quarter, while introducing 147 new products.
    Their results for the first quarter as well as the outlook for the balance of the year is consistent with our expectations. The operating results for Chemicon will be included in our second quarter results and the Company expects that this acquisition will be slightly accretive to 2003 earnings."
    Dodd continued, "During April 2003, we decided to transfer the responsibility of our research products based in Gaithersburg, Maryland to the Chemicon division. This transfer is expected to provide a more competitive focus behind these products and is anticipated to be complete by the end of the third quarter. In addition, during the quarter, we continued to review our resources related to supporting other areas of the Company to ensure that we are focused on our primary growth areas related to our strategic plan. As a result of these efforts, including our ongoing product rationalization initiatives, we have reduced our workforce at various Company locations including the Kankakee facility, the Milford facility, and corporate office. In total, we reduced our workforce by approximately 50 positions during the second quarter. We believe that the Chemicon acquisition as well as the impact of the changes described above will contribute to Serologicals' continued growth, provide a stronger competitive Company presence, improve operating margins and enhance shareowner value."

    Selected highlights:

    -- Sales of cell culture products decreased $1.4 million, or 9% from $15.2 million in the first quarter of 2002 to $13.8 million in the first quarter 2003. Sales of EX-CYTE(R) decreased approximately $1.3 million to $4.6 million, primarily because one of the Company's major customers deferred its shipments until the second half of 2003. During the quarter, two new EX-CYTE(R) customers placed orders based upon their products entering Phase III and Phase I clinical trials. Previously, these customers were represented by contract manufacturers. Sales of bovine serum albumin (BSA) increased approximately $1.0 million, or 28% over the prior year, largely due to the Toronto plant coming on line in January of this year. Sales of media supplements increased $0.1 million, or 3% from the prior year quarter. Sales of specialty reagents decreased approximately $0.8 million from the prior year period. The gross margin on cell culture products was 51% for the 2003 quarter, compared with 52% in the prior year quarter.

    -- Sales of diagnostic products increased $0.5 million, or 7% from $6.7 million in the first quarter of 2002 to $7.2 million in the current year quarter. Sales of monoclonal antibodies and related products increased from $3.9 million in the first quarter of 2002 to $5.3 million in the current year quarter. This increase was partially offset by decreased sales of disease state antibodies, detection products and other diagnostic products. Gross margins on diagnostic products were 54% for the first quarter of 2003 compared with 55% in the first quarter of 2002.

    -- Sales of research products were approximately $1.0 million for the first quarter of 2003 and 2002. Gross margins for research products totaled 78% in the current year quarter compared to 39% in the prior year. The improved gross margin is largely due to higher royalty income in the current year period. Beginning in the second quarter of 2003, the research products segment will include the results of the Chemicon division.

    -- Sales of therapeutic products decreased $0.4 million, or 5% from $8.6 million in the first quarter of 2002 to $8.2 million in the current year quarter. Sales of vaccinia antibodies totaled $5.6 million compared with no sales in the prior year quarter, as this product was introduced in the third quarter of 2002. The incremental revenue from the vaccinia product was offset by declines in sales of the Company's other therapeutic plasma products, with the most significant decline coming from anti-hepatitis antibodies, which declined approximately $5.0 million, or 87% from the first quarter 2002. Gross margins on therapeutic products decreased from 41% in the first quarter of 2002 to 24% in the first quarter 2003. As announced in the Company's press release dated February 20, 2003, the Company has closed three additional plasma collection centers in an effort to reduce the fixed cost of the Company's plasma operations and ensure that we are operating the optimal number of collection centers to support current and projected volume requirements. The three centers were closed effective March 21, 2003. The Company believes that it can meet current and future customer demand for plasma products through its 10 remaining collection centers. However, we will continue to closely monitor market conditions for therapeutic plasma products and evaluate the optimal size of our donor center network on an ongoing basis.

    -- Gross margins on all sales were 46% for the first quarter of 2003 versus 49% in the same period of 2002. The decrease is primarily attributable to the significantly lower therapeutic margins.

    -- Selling, general and administrative (SG&A) costs decreased 23% from $10.2 million (33% of net sales) in the first quarter of 2002 to $7.9 million (26% of net sales) in the same period of 2003. The decline in SG&A was primarily attributable to the prior year quarter including costs related to operation of the former Intergen headquarters, integration costs related to the integration of the Intergen acquisition, and professional fees related to the operational assessment and optimization of the Company's plasma operations. In addition, the Company continues its emphasis on management controls and reporting procedures to control overhead costs at both its plant locations and at its corporate office.

    -- Research and development costs were approximately $1.0 million in both the current and prior year first quarter. During the quarter, the evaluation of the Gradiflow(TM) protein purification technology was initiated and results are expected by the end of the third quarter. Also, the characterization program for EX-CYTE(R) was expanded to evaluate potential new growth supplement product opportunities.

    -- The Company's cash balance at the end of March 2003 totaled $21.1 million, compared with $12.8 million at the end of 2002. Accounts receivable totaled approximately $26.0 million at the end of March 2003, compared with $35.9 million at the end of 2002.

    -- The Company's cash flow from operating activities for the first quarter of 2003 was $10.8 million and capital expenditures for the first quarter were $2.3 million.
        Approximately $1.1 million of the total capital expenditures related to the construction of the Company's new EX-CYTE(R) manufacturing facility in Lawrence, Kansas.

    -- Depreciation and amortization for the first quarter of 2003 totaled $2.0, compared with $1.5 million in the first quarter of 2002.

    -- The Company's previous guidance for 2003 was for revenues to total $155 to $165 million and for diluted earnings per share to be $0.80 - $0.90. The Company's current expectations, which reflect the impact of the Chemicon acquisition for nine months beginning April 1, 2003, are that revenues for 2003 will total $185 to $195 million and earnings per share will be $0.80 - $0.90 excluding the impact of special charges incurred to date and which may be incurred in future quarters, and which may or may not be material.

    In conclusion, Dodd stated, "We continue to achieve successful progress in the re-shaping of Serologicals Corporation into a highly competitive, innovation-based company developing and commercializing biological based products that support life science companies' efforts in research, development and manufacturing of life-enhancing products. The inevitable challenges we will encounter in our growth and development program will be overcome and resolved as a result of our employees' focus and commitment to building a leading company in our markets."
    Serologicals will hold its first quarter earnings conference call at 9 a.m. (Eastern Time) on April 25, 2003. The conference call dial in number is 719-457-2679, confirmation code 697840. The live broadcast will also be available online at the Company's website at www.serologicals.com and at www.StreetEvents.com.
    If you are unable to participate in the call, a 14-day playback will start April 25, 2003 at 12 p.m. (Eastern Time). To listen to the playback, please call 719-457-0820 and enter access code 697840 or access the archived web cast on the Company's website at www.serologicals.com.

    About Serologicals

    Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 900 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.
    For information on Serologicals Corporation, visit the company's corporate web site at http://www.serologicals.com.
    This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, the timing of completing the transfer of the Gaithersburg products to the Chemicon division; expectations that the Chemicon acquisition will be slightly accretive to 2003 earnings; the ability to meet demand for plasma products through the Company's 10 remaining collection centers; expectations for full year revenues and earnings per share; and the possibility of reporting special charges in future quarters and the materiality of such charges. These forward-looking statements are subject to certain risks, uncertainties and other factors, including the Company's ability to successfully integrate the operations of Chemicon; the Company's ability to service its substantial level of indebtedness following the Chemicon acquisition; the Company's ability to maintain and expand its customer base; increased competition for donors, which may affect the Company's ability to attract and retain qualified donors; the Company's ability to comply with various regulatory, customer and other standards; the impact of competition; changes in government and industry mandated regulations or customer specifications; changes in the markets or customers' demand for the Company's products and services; the ability of the Company to complete construction and validation of its new EX-CYTE(R) manufacturing facility during the first half of 2004; and the ability of the Company to identify new product opportunities that it can successfully commercialize. Any one or more of these risks, uncertainties or factors could cause actual results to differ materially from the Company's expectations. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.
    Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.
    Gradiflow is a registered trademark of Gradipore.

                       SEROLOGICALS CORPORATION
                         Financial Highlights
          (in thousands, except share and per share amounts)

                  CONSOLIDATED STATEMENTS OF INCOME
        First Quarter Ended March 30, 2003 and March 31, 2002
                             (Unaudited)


                                              Quarter Ended
                                        March 30,        March 31,
                                          2003             2002
                                      -----------      -----------

Net sales                                $30,168          $31,470
Costs and expenses:
  Cost of sales                           16,449           15,987
  Selling, general and administrative
   expenses                                7,866           10,218
  Research and development                 1,026              996
  Special charges                          1,339              --
                                      -----------      -----------
Operating income                           3,488            4,269
  Other expense, net                         315              179
  Interest expense (income), net              62             (76)
                                      -----------      -----------
Income before income taxes                 3,111            4,166
Provision for income taxes                 1,089            1,458
                                      -----------      -----------
Net income                                $2,022           $2,708
                                      ===========      ===========

Net income per common share:
  Basic                                    $0.08            $0.11
                                      ===========      ===========
  Diluted                                  $0.08            $0.11
                                      ===========      ===========

Weighted average shares:
  Basic                               24,453,634       24,267,077
                                      ===========      ===========
  Diluted                             24,776,054       24,823,061
                                      ===========      ===========

              Condensed Consolidated Balance Sheet Data

                                                   March 30,  Dec. 29,
                                                     2003       2002
                                                  ----------- --------
Cash and cash equivalents                            $21,146  $12,850
Accounts receivable                                   26,019   35,868
Inventory                                             29,889   26,305
Total assets                                         194,328  191,165
Total liabilities                                     21,148   20,795
Stockholders' equity                                 173,180  170,370

    CONTACT: Serologicals Corporation, Atlanta
             Bud Ingalls, 678/728-2115
             Craig Brown, 678/728-2117
             or
             In-Site Communications
             Lisa Wilson, 212/759-3929